EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

SJW Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-105010 and 333-127383) on Form S-8 of SJW Corp. of our reports dated March 6, 2009, with respect to the consolidated balance sheets of SJW Corp. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of SJW Corp.

Our report on the consolidated financial statements refers to SJW Corp.’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

/s/ KPMG LLP

Mountain View, California

March 6, 2009